EXHIBIT 8.1

List of Subsidiaries of Shinhan Financial Group Co., Ltd.

Shinhan Bank Co., Ltd

Shinhan Card Co., Ltd

Shinhan Investment Corp.

Shinhan Life Insurance Co., Ltd.

Orange Life Insurance, Ltd.

Shinhan BNP Paribas Asset Management Co., Ltd.

Shinhan Capital Co., Ltd.

Jeju Bank

Shinhan Savings Bank

Shinhan DS

Shinhan AITAS Co., Ltd.

Shinhan Credit Information Co., Ltd.

Shinhan Alternative Investment Management Inc.

Asia Trust Co., Ltd.

Shinhan REITs Asset Management Co., Ltd.

Shinhan AI. Co., Ltd.

SHC Management Co., Ltd.

Shinhan Asia Limited (incorporated in Hong Kong)

Shinhan Bank America (incorporated in United States)

Shinhan Bank Canada (incorporated in Canada)

Shinhan Bank (China) Limited (incorporated in People’s Republic China)

Shinhan Bank Europe GmbH (incorporated in Germany)

Shinhan Bank Japan (incorporated in Japan)

Shinhan Bank Vietnam Ltd. (incorporated in Vietnam)

Shinhan Bank Kazakhstan Limited (incorporated in Kazakhstan)

Shinhan Bank (Cambodia) PLC. (incorporated in Cambodia)

PT Bank Shinhan Indonesia (incorporated in Indonesia)

Banco Shinhan de Mexico (incorporated in Mexico)

LLP MFO Shinhan Finance (incorporated in Kazakhstan)

PT Shinhan Indo Finance (incorporated in Indonesia)

Shinhan Microfinance Co., Ltd. (incorporated in Myanmar)

Shinhan Investment Corp. Asia Ltd (incorporated in Hong Kong)

Shinhan Investment Corp. USA Inc. (incorporated in United States)

Shinhan Securities Vietnam (incorporated in Vietnam)

PT Shinhan Securities Indonesia (incorporated in Indonesia)

Shinhan BNP Paribas Asset Management (Hong Kong) Limited (incorporated in Hong Kong)

Shinhan Vietnam Finance Company Ltd. (incorporated in Vietnam)

Shinhan Private Equity Fund 2nd

KOFC Shinhan Frontier Champ 2010-4 PEF

Shinhan Stonebridge Petro Private Equity Fund

Shinhan Praxis K-Growth Global Private Equity Fund

GX Shinhan Intervest 1st Private Equity Fund

Other than as otherwise noted herein, all of our subsidiaries are incorporated in Korea.